Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), is dated as of February 27, 2019 (the “Effective Date”) and amends that certain Employment Agreement (the “Agreement”) dated as of March 24, 2018 between Ronald A. Rittenmeyer (the “Executive”) and Tenet Healthcare Corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

RECITALS

WHEREAS, the Company and the Executive previously entered into the Agreement;

WHEREAS, pursuant to Section 16 of the Agreement, the Agreement may be amended or waived only with the prior written consent of the Company and Executive; and

WHEREAS, the Company and Executive desire to amend the Agreement as set forth herein, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The first sentence of Section 1 of the Agreement is hereby amended and restated as follows:

“The Company agrees to continue to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to continue to be so employed commencing as of the Effective Date and ending on June 30, 2021 (the “Term”).”

2. To reflect that nothing in this Amendment shall be interpreted to modify or alter any rights and obligations the Company or the Executive have with respect to the previously granted RSUs and Restricted Cash as provided in the Agreement prior to this Amendment, including the vesting schedule, the first sentence of each of Sections 3(c) and 3(d) of the Agreement is hereby amended to delete the phrase “as of the conclusion of the Term” and insert in lieu thereof “on February 28, 2020”.

3. A new Section 3(h) is added as follows:

“(h) Additional Equity Awards. In consideration of the Executive entering into the Amendment and as an inducement to continue Executive’s employment with the Company through the conclusion of the Term, on February 27, 2019 the Company will grant an additional award of restricted stock units (collectively with the RSUs set forth in Section 3(c) hereof, the “RSUs”) pursuant to the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (the “Plan”) with an aggregate grant date fair value equal to $16,000,000, which shall vest in nine (9) equal quarterly installments beginning on June 30, 2019 until fully vested as of the conclusion of the Term (each such quarterly date beginning on June 30, 2019 and concluding on June 30, 2021, a “Vesting Date”), subject to the Executive’s continued employment with the Company through each Vesting Date, unless vesting is accelerated in accordance with Section 4 below. All other terms and conditions of such awards shall be governed by the terms and conditions of the Plan and the applicable award agreement, provided that such terms and conditions shall not be inconsistent with the terms of this Agreement.”

4. A new Section 4(g) is hereby added as follows:

“(h) Services Agreement. Notwithstanding anything to the contrary in the Agreement, following the conclusion of the Term or a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, the Company and the Executive shall enter into a services agreement mutually acceptable to the parties (the “Consulting Agreement”), pursuant to which the Company will engage the Executive as a consultant in a manner that constitutes a “separation from service” for purposes of Code Section 409A. The Consulting Agreement shall provide for the Executive’s provision of consulting services during the two (2)-year period following the conclusion of the Term or a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (the “Consulting Period”). The Consulting Agreement shall provide that the Executive will remain an employee of the Company for tax-purposes in an advisory position reporting to the Chief Executive Officer of the Company and perform consulting and advisory services as reasonably requested by the Chief Executive Officer and the Board for a period of time not to exceed eight (8) days per month. During the Consulting Period, the Executive shall continue to be treated as one of the Company’s most senior executives and will remain entitled to receive customary Company benefits and perquisites on the same basis as other senior executives of the Company. The Consulting Agreement shall provide the Executive with an annual retainer of $750,000 for each year during the Consulting Period, payable in accordance with the Company’s payroll practices as then in effect, and the Executive shall remain eligible to participate in the Company’s health and welfare benefits on the same basis as other active senior executives during the Consulting Period. In addition, during and following the Consulting Period, the Executive shall remain subject to restrictive covenants no less favorable to the Company than those set forth in Section 7 of this Agreement.

5. Section 7(a) is hereby amended to add a concluding sentence as follows:

“Nothing contained in this Agreement shall be construed to prohibit the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.”

6. The first clause of the first sentence of Section 7(b) is hereby amended and restated as follows:

“(b) (i) During the Employment Period and for a period of two (2) years following the Termination Date (the “Restricted Period”).”

7. This Amendment shall only serve to amend and modify the Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Agreement which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained. As of the Effective Date, this Amendment shall supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Amendment in any way other than the Agreement, the agreements referenced herein or in the Agreement, and any agreement which by its terms continues beyond the Executive’s termination of employment.

8. This Amendment shall not be amended, modified or supplemented except by a written instrument signed by the parties hereto. The failure of a party to insist on strict adherence to any term of this Amendment on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Amendment. No waiver of any provision of this Amendment shall be construed as a waiver of any other provision of this Amendment. Any waiver must be in writing.

9. This Amendment shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive, and the successors and assigns of the Company.

10. This Amendment may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

TENET HEALTHCARE CORPORATION

By:	/s/ Audrey Andrews
Name:	Audrey Andrews
Title:	Senior Vice President and General Counsel
Date:	February 27, 2019

RONALD A. RITTENMEYER

/s/ Ronald A. Rittenmeyer
Date: February 27, 2019